UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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HEALTHCARE SERVICES GROUP, INC.

(Name of Registrant as Specified in Its Charter)

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HEALTHCARE SERVICES GROUP, INC.
3220 Tillman Drive
Suite 300
Bensalem, Pennsylvania 19020

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 25, 2010

To the Shareholders of
  Healthcare Services Group, Inc.

Notice is Hereby Given that the Annual Meeting (the “Annual Meeting”) of Shareholders of Healthcare Services Group, Inc. (the “Company”) will be held at the Radisson Hotel Philadelphia Northeast, 2400 Old Lincoln Highway, Trevose, Pennsylvania 19053, on May 25, 2010, at 10:00 A.M., for the following purposes:

1.	To elect seven directors;

2.	To approve and ratify the selection of Grant Thornton LLP as the independent registered public accounting firm of the Company for its current fiscal year ending December 31, 2010; and

3.	To consider and act upon such other business as may properly come before the Annual Meeting and any adjournment or postponement.

Only shareholders of record at the close of business on April 1, 2010 will be entitled to notice of and to vote at the Annual Meeting.

Important Notice Regarding the Availability of
Proxy Materials for the Shareholders
meeting to be Held on May 25, 2010

The proxy statement and annual report to shareholders are available under “2010 Proxy Materials” at www.proxydocs.com/hcsg

Please sign and promptly mail the enclosed proxy, whether or not you expect to attend the Meeting, in order that your shares may be voted for you. A return envelope is provided for your convenience.

By Order of the Board of Directors

Daniel P. McCartney
Chairman of the Board and
Chief Executive Officer

Dated:	Bensalem, Pennsylvania
April 5, 2010

PROXIES; VOTING SECURITIES
CORPORATE GOVERNANCE
PROPOSAL NO. 1 ELECTION OF DIRECTORS
OTHER EXECUTIVE OFFICERS
BOARD OF DIRECTORS AND COMMITTEES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
MANAGEMENT COMPENSATION
AUDIT COMMITTEE REPORT
NOMINATING, COMPENSATION AND STOCK OPTION COMMITTEE REPORT
PROPOSAL NO. 2 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
DEADLINE FOR SHAREHOLDER PROPOSALS
ANNUAL REPORT

HEALTHCARE SERVICES GROUP, INC.

3220 Tillman Drive
Suite 300
Bensalem, Pennsylvania 19020

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
May 25, 2010

This Proxy Statement is furnished to the Shareholders of Healthcare Services Group, Inc. (the “Company”) in connection with the solicitation by the Board of Directors of the Company of proxies for the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Radisson Hotel Philadelphia Northeast, 2400 Old Lincoln Highway, Trevose, Pennsylvania 19053, on May 25, 2010 at 10:00 A.M. At the Annual Meeting, the shareholders will consider the following proposals: (1) to elect seven directors; (2) to approve and ratify the selection of Grant Thornton LLP as the independent registered public accounting firm (the “Independent Auditors”) of the Company for its current fiscal year ending December 31, 2010; and (3) to consider and act upon such other business as may properly come before the Annual Meeting and any adjournment or postponement.

This Proxy Statement is being mailed to shareholders on or about April 5, 2010.

PROXIES; VOTING SECURITIES

Only holders of Common Stock of record at the close of business on April 1, 2010 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were issued and outstanding approximately 43,750,000 shares of Common Stock. Each share of Common Stock entitles the holder thereof to one vote. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is required to constitute a quorum at the meeting. Holders of Common Stock are not entitled to cumulative voting rights.

All shares that are represented by properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated with respect to any shares for which properly executed proxies are received, such proxies will be voted FOR each of the proposals. For purposes of determining the presence of a quorum for transacting business at the Annual Meeting, abstentions and broker “non-votes” (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which the brokers or nominees do not have discretionary power), if applicable, will be treated as shares that are present but which have not been voted.

A proxy may be revoked by delivery of a written statement to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy executed by the person executing the prior proxy and presented to the Annual Meeting, or by voting in person at the Annual Meeting.

All expenses in connection with this solicitation will be borne by the Company. It is expected that solicitation will be made primarily by mail, but regular employees or representatives of the Company may also solicit proxies by telephone, telegraph or in person, without additional compensation, except for reimbursement of out-of-pocket expenses.

CORPORATE GOVERNANCE

The Company operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The Company regularly monitors developments in the area of corporate governance. In July 2002, Congress passed the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) which, among other things, establishes, or provides the basis for, a number of new corporate governance standards and disclosure requirements. In addition, the NASDAQ Stock Market, LLC has also implemented changes to its corporate governance and listing requirements.

Director Independence

In accordance with these latest developments and the listing requirements of the NASDAQ Stock Market, LLC, a majority of the current members of the Company’s Board of Directors are independent: namely, John M. Briggs, Robert L. Frome, Robert J. Moss and Dino D. Ottaviano. If Messrs. Briggs, Frome, Moss and Ottaviano are re-elected as members of the Board of Directors, a majority of the members of the Company’s Board of Directors will continue to be independent.

Mr. Robert L. Frome, a director of the Company, is a member of the law firm of Olshan Grundman Frome Rosenzweig & Wolosky, LLP, which law firm has been retained by the Company during the last fiscal year. Fees paid by the Company to such firm during the year ended December 31, 2009 were approximately $100,000 and hence were less than $120,000. Additionally, the fees paid by the Company did not exceed 5% of such firm’s total revenues.

Notwithstanding the above mentioned transactions, Mr. Frome is an independent director as such term is defined by NASDAQ Rule 4200(a)(15) of the NASDAQ Stock Market, LLC listing standards.

Code of Ethics and Business Conduct

We have also adopted a Code of Ethics and Business Conduct for directors, officers and employees of the Company. It is intended to promote honest and ethical conduct, full and accurate reporting and compliance with laws as well as other matters. A copy of the Code of Ethics and Business Conduct is posted on our website at www.hcsgcorp.com.

Board Leadership and Risk Oversight

Daniel P. McCartney, the founder of the Company, has served as our Chief Executive Officer and as the Chairman of our Board of Directors since inception. The Company has not appointed a lead independent director. We believe our current Board leadership structure is optimal for us because it demonstrates to our shareholders, employees, suppliers, customers, and other stakeholders that we are under strong leadership, with a single person, who has overseen the significant growth of the Company over the past 25 years, managing the transition from being a private company to a public company, setting the tone and having primary responsibility for managing our operations. Having a single leader for both the Company and the Board eliminates the potential for confusion or duplication of efforts, and provides us with clear leadership. We believe that our Company benefits from the intimate knowledge Mr. Daniel McCartney has of our operations and Mr. McCartney has extensive experience serving as the Chairman of the Board of a public company. Accordingly, we believe the Company, like many U.S. companies, has been well-served by this leadership structure which has been in place since the Company became a public company. Our Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be optimal for the Company and our shareholders.

Our Board is responsible for overseeing the Company’s risk management process. The Board focuses on the Company’s general risk management strategy, including the most significant risks facing the Company, and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

The Board has delegated to the Audit Committee oversight of certain aspects of the Company’s risk management process. Among its duties, the Audit Committee oversees the Company’s compliance with legal and regulatory requirements and the Company’s system of disclosure controls and system of internal financial, accounting and legal compliance controls. The Board receives a quarterly update from the Audit Committee, which includes a review of items addressed during prior quarters. Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material risk.

The Company’s management is responsible for day-to-day risk management under the direction of Richard Hudson who serves as the Company’s Chief Compliance Officer. Our internal audit department serves as the primary monitoring and testing function for company-wide policies and procedures, and manages the day-to-day oversight of the risk management strategy for the ongoing business of the Company. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels. Under the direction of our Chief Compliance Officer, the Company conducts an annual review of the Company’s disclosure controls and procedures, code of ethics and billing and sales compliance. To the extent deemed necessary, the Company revises such procedures and policies.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, seven directors of the Company are to be elected, each to hold office for a term of one year. Unless authority is specifically withheld, management proxies will be voted FOR the election of the nominees named below to serve as directors until the next annual meeting of shareholders and until their successors have been chosen and qualify. Should any nominee not be a candidate at the time of the Annual Meeting (a situation which is not now anticipated), proxies will be voted in favor of the remaining nominees and may also be voted for substitute nominees. If a quorum is present, the candidate or candidates receiving the highest number of votes will be elected. Under recently enacted rules, brokers that do not receive shareholder instructions are not entitled to vote for the election of directors because an uncontested election is now considered a “non-routine” matter. Hence, shareholders who hold their shares through brokerage accounts and who would like to vote in favor of the director nominees will need to instruct their brokerage firm to vote for the Company’s nominees.

The current nominees are as follows:

Name, Age, Principal Occupations
for the past five years and Current	Director
Public Directorships or Trusteeships	Since

Daniel P. McCartney, 58, Chief Executive Officer and Chairman of the Board of the Company for more than five years	1977
Joseph F. McCartney, 55, Divisional Vice President of the Company for more than five years; brother of Daniel P. McCartney	1983
Robert L. Frome, Esq., 72, Member of the law firm of Olshan Grundman Frome Rosenzweig & Wolosky LLP for more than five years. Mr. Frome previously served as a member of the board of directors of NuCo2, Inc. Continuum Group A, Inc. and Horizon Wimba, Inc.	1983
Thomas A. Cook, CPA, 64, President of the Company for more than five years. Prior to July 1, 2008, Mr. Cook also served as the Company’s Chief Operating Officer for more than five years	1987
Robert J. Moss, Esq., 72, Retired. Former President of Moss Associates, a law firm, for more than four years. Mr. Moss served as a Court Officer of First Judicial District of Pennsylvania from 2006 to 2007	1992	(1)(2)
John M. Briggs, CPA, 59, Treasurer, Philadelphia Affiliate of Susan G. Komen for the Cure since February, 2005; formerly Partner of Briggs, Bunting & Dougherty, LLP, a registered public accounting firm for more than five years. Board member of the Capstone Group of Regulated Investment Funds	1993	(1)(2)
Dino D. Ottaviano, 62, Principal of D20 Marketing, Inc., a provider of internet productivity tools founded in 2006. Previously employed for 23 years with Transcontinental Direct (successor to Communication Concepts, Inc.), a publicly held outsourcing printer, retiring in 2002 as Vice President of Business Development	2007	(2)

(1)	Member of Nominating, Compensation and Stock Option Committee.

(2)	Member of Audit Committee.

Board Qualifications

We believe that the collective skills, experiences and qualifications of our directors provides our Board with the expertise and experience necessary to advance the interests of our stockholders. While the Nominating, Compensation and Stock Option Committee of our Board has not established any specific, minimum qualifications that must be met by each of our directors, it uses a variety of criteria to evaluate the qualifications and skills necessary for each member of the Board. In addition to the individual attributes of each of our current directors described below, we believe that our directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business, exhibit commitment to enhancing shareholder value and have sufficient time to carry out their duties and to provide insight and practical wisdom based on their past experience.

Each of Messrs. McCartney, McCartney and Cook has extensive experience in the health care services industry. Each of Messrs. Daniel McCartney, and Joseph McCartney’s operational experience and Mr. Cook’s financial expertise enables each to provide guidance with respect to our operations.

Each of Messrs. Frome and Moss has extensive legal experience. In addition, Mr. Frome has also served as a member of the board of directors of other public companies and has extensive corporate finance and mergers and acquisitions experience, which experience aids his service to the Board. Both Mr. Frome and Mr. Moss also have extensive executive experience as they both have served as managing partners of their respective law firms.

Mr. Briggs’ years of experience as a certified public accountant provide him with financial and accounting expertise. Mr. Briggs qualifies as an audit committee financial expert under SEC guidelines. [Mr. Briggs also brings executive experience to the Board as he served as a managing partner at his accounting firm]

Mr. Ottavino, through his experience as a top-level executive form many years for two different companies, one of which was a public company, has a comprehensive understanding of business operations, including business development.

The Directors recommend a vote “FOR” all nominees.

If Messrs. Briggs, Moss and Ottaviano are re-elected as Directors of the Company it is anticipated that such individuals will comprise the Audit Committee following the Annual Meeting.

OTHER EXECUTIVE OFFICERS

Name, Age, Principal Occupations
for the past five years and Current
Public Directorships or Trusteeships

Richard W. Hudson, CPA, 62, Chief Financial Officer since March 2007 and Secretary for more than five years. Prior to becoming Chief Financial Officer, Mr. Hudson served as Vice President of Finance for more than four years.

Theodore Wahl, CPA, 36, Executive Vice President since January 2010. Prior to becoming Executive Vice President, Mr. Wahl served as Vice President of Finance, a Facility Manager, District Manager and Regional Manager, as well as in a corporate financial management position within the Company for more than five years. Prior to serving with the Company, Mr. Wahl was a Senior Manager with Ernst & Young’s Transaction Advisory Group for more than one year and more than five years with Ernst & Young’s Mergers and Acquisitions Group. Ernst & Young is a registered public accounting firm. Mr. Wahl is the son-in-law of Mr. Daniel P. McCartney.

BOARD OF DIRECTORS AND COMMITTEES

BOARD OF DIRECTORS.  The business of the Company is managed under the direction of the Board of Directors (the “Board”). The Board meets on a regularly scheduled basis during the Company’s fiscal year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. The Board met five times during the 2009 fiscal year. During 2009, each member of the Board participated in at least 75% of all Board and applicable committee meetings held during the period for which he was a director or committee member. Directors are expected to attend all Board meetings and meetings of committees on which they serve, and each Annual Meeting. In 2009, all seven of the directors attended the Company’s Annual Meeting.

The Board has established an Audit Committee, and a Nominating, Compensation and Stock Option Committee to devote attention to specific subjects and to assist it in the discharge of its responsibilities. The functions of those committees, their current members and the number of meetings held during 2009 with respect to the Audit Committee, and the Nominating, Compensation and Stock Option Committee are described below:

AUDIT COMMITTEE.  The Audit Committee’s primary responsibilities, as described in the Amended and Restated Audit Committee Charter (a copy of which is available on the Company’s website, www.hcsgcorp.com) include:

(a) appointment, compensation and oversight of the Company’s Independent Auditors, who report directly to the Audit Committee, including (i) prior review of the Independent Auditors’ plan for the annual audit, (ii) pre-approval of both audit and non-audit services to be provided by the Independent Auditors and (iii) annual assessment of the qualifications, performance and independence of the Independent Auditors;

(b) overseeing and monitoring the Company’s accounting and financial reporting processes and internal control system, audits of the Company’s financial statements and the quality and integrity of the financial reports and other financial information issued by the Company;

(c) providing an open avenue of communication among the Independent Auditors and financial and other senior management and the Board;

(d) reviewing with management and, where applicable, the Independent Auditors, prior to release, required annual, quarterly and interim filings by the Company with the Securities and Exchange Commission and the type and presentation of information to be included in earnings press releases;

(e) reviewing material issues, and any analyses by management or the Independent Auditors, concerning accounting principles, financial statement presentation, certain risk management issues, such as the adequacy of the Company’s internal controls and significant financial reporting issues and judgments and the effect of regulatory and accounting initiatives on the Company’s financial statements;

(f) reviewing with the Company’s legal counsel any legal matters that could have a significant effect on the Company’s financial statements, compliance with applicable laws and regulations and inquiries from regulators or other governmental agencies;

(g) reviewing and approving all related party transactions between the Company and any director, executive officer, other employee or family member;

(h) reviewing and overseeing compliance with the Company’s Code of Ethics and Business Conduct;

(i) establishing procedures regarding the receipt, retention and treatment of, and the anonymous submission by employees of the Company of, complaints regarding the Company’s accounting, internal controls or auditing matters; and

(j) reporting Audit Committee activities to the full Board of Directors and issuing annual reports to be included in the Company’s proxy statement. Each of Messrs. Moss, Ottaviano and Briggs are independent Directors as such term is defined by Rule 4200(a)(15) of the NASDAQ Stock Market, LLC listing standards.

Mr. Briggs has been designated the “audit committee financial expert” and he satisfies the attributes required of “audit committee financial experts” pursuant to Section 407 of Sarbanes-Oxley. The Audit Committee met six

times during fiscal year 2009. The report of Audit Committee for the fiscal year ended December 31, 2009 is included herein under “Audit Committee Report” below.

NOMINATING, COMPENSATION AND STOCK OPTION COMMITTEE.  The Nominating, Compensation and Stock Option Committee (composed of Messrs. Briggs and Moss) are to assist the Board by:

(a) developing and recommending to the Board a set of effective corporate governance policies and procedures applicable to the Company;

(b) identifying, reviewing and evaluating individuals qualified to become Board members and recommending that the Board select director nominees for each annual meeting of the Company’s shareholders;

(c) discharging the Board’s responsibilities relating to the compensation of Company executives; and

(d) administering the Company’s stock option plans or other equity-based compensation plans.

Each of Messrs. Briggs and Moss are Independent Directors as such term is defined by Rule 4200(a)(15) of the NASDAQ Stock Market, LLC listing standards. The Nominating, Compensation and Stock Option Committee met twice during fiscal year 2009.

The Nominating, Compensation and Stock Option Committee has not adopted a policy or process by which shareholders may make recommendations to the Committee of candidates to be considered by this Committee for nomination for election as Directors. The Committee has determined that it is not appropriate to have such a policy because such recommendations may be informally submitted to and considered by the Committee under its Charter. Shareholders may make such recommendations by giving written notice to Healthcare Services Group, Inc., 3220 Tillman Drive, Suite 300, Bensalem, PA 1902, Attention: Corporate Secretary either by personal delivery or by United States mail, postage prepaid. The Charter of the Nominating, Compensation and Stock Option Committee is provided on the Company’s website, www.hcsgcorp.com. The Committee has not established a formal process for identifying and evaluating nominees for Director, although generally the Committee may use multiple sources for identifying and evaluating nominees for Director, including referrals from current Directors and shareholders. The Committee has identified certain qualifications it believes an individual should possess before it recommends such person as a nominee for election to the Board of Directors.

The Committee believes that nominees for Director should possess the highest personal and professional ethics, integrity, values and judgment and be committed to representing the long-term interests of the Company’s shareholders. The Committee does not have a formal policy with respect to considering diversity in identifying nominees for directors. The Committee believes that racial and gender diversity are important factors in assessing potential board members, but not at the expense of particular qualifications and experience required to meet the needs of the board. Furthermore, as part of the Committee’s review of board composition, the board considers diversity of experience and background in an effort to ensure that the composition of directors ensures a strong and effective board. The Committee seeks to ensure that the composition of the Board at all times adheres to the independence requirements of the NASDAQ Stock Market, LLC and reflects a range of talents, skills, and expertise, particularly in the areas of management, leadership, and experience in the Company’s and related industries, sufficient to provide sound and prudent guidance with respect to the operations and interests of the Company. See below for the Report of the Nominating, Compensation and Stock Option Committee regarding executive compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 1, 2010, regarding the beneficial ownership of Common Stock by each person or group known by the Company to own: (i) 5% or more of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) the Named Executive Officers as defined in Item 402(a)(3) of Regulation S-K and other Executive Officers and (iv) all current directors and executive officers of the Company as a group. The persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them, unless otherwise noted.

	Amount and
	Nature of		Percent
	Beneficial		of
Name and Beneficial Owner or Group(1)(2)	Ownership		Class(3)

Neuberger Berman LLC	4,809,070	(4)	11.7%
Blackrock, Inc.	3,309,646	(5)	8.1%
Daniel P. McCartney	3,009,142	(6)	7.2%
Advisory Research Inc.	2,701,675	(7)	6.6%
Joseph F. McCartney	140,244	(8)	(17)
Robert L. Frome	70,539	(9)	(17)
John M. Briggs	45,839	(10)	(17)
Thomas A. Cook	49,025	(11)	(17)
Richard W. Hudson	29,293	(12)	(17)
Robert J. Moss	14,733	(13)	(17)
Theodore Wahl	8,578	(14)	(17)
Dino D. Ottaviano	2,994	(15)	(17)
Directors and Executive Officers as a group (9 persons)	3,370,387	(16)	8.1%

(1)	Unless otherwise indicated, the address of all persons is c/o Healthcare Services Group, Inc., 3220 Tillman Drive, Suite 300, Bensalem, PA 19020.

(2)	The address of Neuberger Berman LLC is 605 Third Avenue, New York, NY 10158.

The address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022

The address of Advisory Research, Inc. is 180 North Stetson Street, Suite 5500, Chicago, IL 60601

(3)	Based on 41,100,000 shares of Common Stock outstanding at April 1, 2010.

(4)	According to a Schedule 13G filed by Neuberger Berman LLC, Neuberger Berman Group LLC, Neuberger Berman Management LLC and Neuberger Berman Equity Funds on February 16, 2010. Such entities have, in the aggregate, beneficial ownership of 4,809,070 shares.

(5)	According to a Schedule 13G filed by Blackrock, Inc. (previously Barclays Global Investors, NA and certain affiliates) dated January 20, 2010, it has sole dispositive power and sole voting power with respect to the 3,309,646 shares.

(6)	Includes incentive stock options to purchase 103,088 shares and nonqualified stock options to purchase 343,173 shares all currently exercisable, and 41,531 shares credited to Mr. McCartney’s account (but unissued) in connection with the Company’s Deferred Compensation Plan; excludes 50,402 held by Mr. McCartney’s adult child. Mr. McCartney disclaims beneficial ownership of these shares. Mr. McCartney may be deemed to be a “parent” of and deemed to control the Company, as such terms are defined for purposes of the Securities Act of 1933, as amended, by virtue of his position as founder, director, Chief Executive Officer and a principal shareholder of the Company.

(7)	According to a Schedule 13G filed by Advisory Research, Inc. dated February 12, 2010, it has sole dispositive power and sole voting power with respect to the 2,701,675 shares.

(8)	Includes incentive stock options to purchase 40,237 shares and nonqualified stock options to purchase 44,092 shares, all currently exercisable, 7,871 shares credited to Mr. McCartney’s account (but unissued) in connection with the Company’s Deferred Compensation Plan and 4,700 shares held in joint custody by Mr. McCartney’s wife with their adult children and her mother.

(9)	Includes nonqualified stock options to purchase 36,770 shares, all currently exercisable.

(10)	Includes nonqualified stock options to purchase 22,939 shares, all currently exercisable.

(11)	Includes incentive stock options to purchase 6,915 shares and nonqualified stock options to purchase 8,086 shares all currently exercisable, and 3,629 shares credited to Mr. Cook’s account (but unissued) in connection with the Company’s Deferred Compensation Plan.

(12)	Includes incentive stock options to purchase 12,159 shares and nonqualified stock options to purchase 11,844 shares, all currently exercisable, and 3,867 shares credited to Mr. Hudson’s account (but unissued) in connection with the Company’s Deferred Compensation Plan.

(13)	Represents nonqualified stock options to purchase 14,733 shares, all currently exercisable.

(14)	Includes incentive stock options to purchase 3,000 shares, all currently exercisable, and 778 shares credited to Mr. Wahl’s account (but unissued) in connection with the Company’s Deferred Compensation Plan.

(15)	Represents nonqualified stock options to purchase 2,994 shares, all currently exercisable.

(16)	Includes 650,030 shares underlying options granted to this group. All options are currently exercisable; also includes 57,676 shares credited to the accounts of certain executive officers (but unissued) in connection with the Company’s Deferred Compensation Plan.

(17)	Less than 1% of the outstanding shares.

MANAGEMENT COMPENSATION

Compensation Discussion and Analysis

Compensation Objectives

We refer to our chief executive officer, the chief financial officer, and each of our other three most highly compensated executive officers as our named executive officers. As more fully described below (a) the base salary of Mr. Daniel McCartney was primarily based on a minimum base salary plus an additional amount based on the Company’s income from operations before income taxes, (b) the base salary of Mr. Thomas Cook for the first six-months of 2008 was based on a minimum base salary plus an additional amount based on the Company’s income from operations before income taxes, his base salary for the balance of 2008 (the period for which he reduced his time devoted to the Company) was based on the amount of time he spent on Company business, (c) in 2007 and 2008, Mr. Joseph McCartney received a minimum base salary plus a bonus based on the attainment of certain financial and non-financial measures and (d) in 2009, the base salaries of Messrs. Cook, Joseph McCartney, Hudson and Wahl were based on their performance and level of responsibility. Our Nominating, Compensation and Stock Option Committee believes that compensation paid to Mr. Daniel McCartney, consistent with the principle that compensation plans of senior operational officers should be closely aligned with our performance on both a short-term and long-term basis to create value for shareholders, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

In establishing compensation for executive officers, the following are the Company’s and Nominating, Compensation and Stock Option Committee’s objectives:

•	Attract and retain individuals of superior ability and managerial talent;

•	Ensure officer compensation is aligned with our corporate strategies, business objectives and the long-term interests of our shareholders; and

•	Enhance the officers’ incentive to maximize shareholder value, as well as promote retention of key people, by providing a portion of total compensation for management in the form of direct ownership in us through stock options and other compensatory stock-based plans.

To achieve these objectives, our overall compensation program aims to pay our named executive officers competitively, consistent with our success and their contribution to that success. To accomplish this we rely on programs that provide compensation in the form of both cash and equity. Although our Nominating, Compensation and Stock Option Committee has not adopted any formal guidelines for allocating total compensation between cash and equity, the Nominating, Compensation and Stock Option Committee considers the balance between providing short-term and long-term incentives which are designed to help align the interests of management with shareholders.

We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation, although the Nominating, Compensation and Stock Option Committee may elect to retain such a consultant in the future if it determines that so doing would be helpful in developing, implementing or maintaining compensation plans.

The Nominating, Compensation and Stock Option Committee conducts an annual review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers. In addition, the Nominating, Compensation and Stock Option Committee has historically taken into account input from other independent members of our board of directors and, to the extent available, publicly available data relating to the compensation practices and policies of other companies within and outside our industry. As part of the review of the Company’s compensation, the compensation policies of the following companies have been examined: AMN Healthcare Services, Inc. (a healthcare staffing company), ABM Industries Incorporated (a provider of janitorial, parking, security and engineering services for commercial and industrial facilities), and ARAMARK Corporation (a food, hospitality and facility service company). The Nominating, Compensation and Stock Option Committee believes that gathering information about the compensation practices of these companies is an important part of our compensation-related decision-making process. However, since none of these companies are specifically engaged in the Company’s business and the Company is unaware of any other public company which provides housekeeping and food services to solely to the health care industry and primarily to the long term care segment of the industry, the Company believes that compensation comparisons with the aforementioned companies is not apt. Accordingly, while the Nominating, Compensation and Stock Option Committee is aware of the compensation practices of the companies set forth above, the Committee has not necessarily relied on comparisons with such entities for purposes of making compensation decisions for Company executive officers and the Company does not benchmark compensation against the compensation of such other Companies.

Determination of Compensation Awards

The compensation of the Chief Executive Officer of the Company is determined by the Nominating, Compensation and Stock Option Committee. Such Committee’s determinations regarding compensation are based on a number of factors including, in order of importance:

•	Consideration of the operating and financial performance of the Company, primarily its income before income taxes during the preceding fiscal year, as compared with prior operating periods;

•	Attainment of a level of compensation designed to retain a superior executive in a highly competitive environment; and

•	Consideration of the individual’s overall contribution to the Company.

Compensation for the Named Executive Officers (referred to in the summary compensation table) other than the Chief Executive Officer is determined by the Chief Executive Officer in consultation with the Nominating, Compensation and Stock Option Committee , taking into account the same factors considered in determining the Chief Executive Officer’s compensation as described above. Section 162(m) of the U.S. Internal Revenue Code of 1986 limits deductibility of compensation in excess of $1 million paid to the Company’s Named Executive Officers unless this compensation qualifies as “performance-based.” Based on the applicable tax regulations, any taxable compensation derived from the exercise of stock options by senior executives under the Company’s stock option plans should qualify as performance-based. Under the 1995 Plan, no recipient of options may be granted options to purchase more than 125,000 shares of Common Stock. Therefore, compensation received as a result of options granted under the 1995 Plan qualify as “performance-based” for purposes of Section 162(m) of the Code. In addition, under the 2002 Plan, no recipient of options may be granted options to purchase more than 50,000 shares of Common Stock in any calendar year. Therefore, compensation received as a result of options granted under the 2002 Plan qualify as “performance-based” for purposes of Section 162(m) of the Code (the options exercised by the Named Executive Officers in fiscal 2008, 2007 and 2006 were granted under either the 1995 Plan or the 2002 Plan). As described under “Executive Compensation — Grant of Plan-Based Awards”, options were granted in fiscal years 2008 and 2009 to certain Named Executive Officers. No stock options were granted in fiscal year 2007.

The Company applies a consistent approach to compensation for all employees, including senior management. This approach is based on the belief that the achievements of the Company result from the coordinated efforts of all employees working toward common objectives.

Elements of Compensation

Base Salary.  Base salaries for our executives are established based on the scope of their responsibilities and individual experience, taking into account competitive market compensation paid by companies in our industry. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels. With respect to certain of our executive officers this adjustment takes into account individual responsibilities, performance and experience.

Historically, the base salary of Mr. Daniel McCartney was a minimum of between approximately $25,000 to $75,000 with the balance of his base salary derived from the Performance-Based Compensation criteria described in the paragraph below. In 2009, Mr. Daniel McCartney’s minimum base salary was approved to be approximately $53,000. Mr. Cook’s 2008 compensation for the period January 1, 2008 through June 30, 2008 was calculated as in previous years. Effective July 1, 2008, when Mr. Cook no longer served as Chief Operating Officer, his compensation was revised to a fixed salary amount to reflect the time he spends on Company business. The base salary for Mr. Richard Hudson increased from 2007 to 2009 due to the increased responsibilities assumed by resulting from his promotion from Vice President of Finance to Chief Financial Officer during 2007. The annual salary for Mr. Wahl increased from 2007 to 2009 due to increased responsibilities assumed by Mr. Wahl resulting from his promotion from Financial Manager to Vice President of Finance. In 2009, Joseph McCartney compensation was restructured from receiving a minimum base salary plus a bonus based on the attainment of certain financial and non-financial measures to receiving a higher base salary as a result of the change in his level of responsibilities.

Performance-Based Compensation. We structure our annual incentive program to reward certain executive officers based on our performance and our evaluation of the individual executive’s contribution to that performance. This allows executive officers to receive such compensation based on the results that they helped us to achieve in the previous year. The incentive payment, based upon the Company’s prior year performance, becomes the major portion of the named executive officer’s salary for the following year. Currently, this payment is only made to Mr. Daniel P. McCartney and is based on a rate of 2.2% of the income from operations before income taxes of the Company in accordance with generally accepted accounting principles in the fiscal year immediately preceding the year for which such annual salary is calculated. In the 2008 period the Company used a 2.3% for purposes of calculating Mr. Daniel McCartney’s incentive payment. For 2007 and prior periods, the Company had previously calculated this portion of these named executive officers’ compensation at a rate of either 2.3% or 3%, although, the Company had used the 3% rate for more than 20 years prior to 2006, the Company believes that the current year 2.2% rate provides an accurate benchmark upon which to build the compensation for the chief executive officer. The 3% figure was initially selected as it was deemed to be representative of performance-based compensation for the chief executive officer and chief operating officer, as well as providing for a compensation level which reflects the performance of the Company. The Company reduced the rate to 2.3% for 2007 and continued such rate in 2008, as it believed that this reduced rate was a fair and appropriate measure by reason of the continued increase in the Company’s income before income taxes. Based on the continued increase in the Company’s income before income taxes, the Company believed that a further reduction from 2.3% to 2.2% was appropriate. Moreover, the Nominating, Compensation and Stock Option Committee has historically established the rate to more align Daniel McCartney’s compensation with the compensation of the Company’s other managerial employees. The Nominating, Compensation and Stock Option Committee has historically tied the compensation of Mr. Daniel McCartney into the Company’s financial performance because he has had responsibility for all key strategic and policy decisions impacting the Company.

Discretionary Long-Term Equity Incentive Awards.  The Nominating, Compensation and Stock Option Committee is responsible for determining the individuals who will be granted options, the number of options each individual will receive, the option price per share, and the exercise period of each option. Guidelines for the number of stock options granted to each executive officer are determined using a procedure approved by the Committee based upon several factors, including the executive officer’s salary level, performance and the value of the stock option at the time of grant. We grant options at the fair market value of the underlying stock on the date of grant. In January 2008, January 2009 and January 2010, the Nominating, Compensation and Stock Option Committee granted options to purchase an aggregate of 104,950, 101,950 and 102,504, respectively, shares of common stock to our Named Executive Officers and directors. Such awards are detailed for the respective named executive officers in the table reporting on Grant of Plan-Based Awards included in this proxy statement. In making its decision to grant these awards, the Nominating, Compensation and Stock Option Committee considered the competitive challenges to our business and the commitments of time, energy and expertise our executive officers have expended to meet these challenges and foster the growth and financial position of the Company. The Nominating, Compensation and Stock Option Committee has also granted options to all other levels of Company management and key employees and believes that the grant of the options to the named executive officers is aligned with the grants to such management and key employees and also aligns the interest of management with shareholders. As indicated under “Compensation Objectives” above, the Nominating, Compensation and Stock Option Committee has not adopted any formal guidelines for allocating total compensation between cash and equity.

Deferred Compensation Plan.  Since January 1, 2000, we have had a Supplemental Executive Retirement Plan (the “SERP”) for certain key executives and employees. The SERP is not qualified under section 401 of the Code. Under the SERP, participants may defer up to 25% of their earned income on a pre-tax basis (prior to

January 1, 2010 participants deferrals were limited to 15% of their earned income). As of the last day of each plan year, each participant will receive a 25% match of their deferral, up to 15% of such deferral amount, in our Common Stock based on the then current market value. SERP participants fully vest in our matching contribution three years from the first day of the initial year of participation. The income deferred and our matching contribution are unsecured and subject to the claims of our general creditors. Under the SERP, we are authorized to issue up to 675,000 shares of our common stock to our employees. Pursuant to such authorization, we have approximately 357,000 shares available for future grant at December 31, 2009 (after deducting the 2009 funding of shares delivered in 2010). In the aggregate, since initiation of the SERP, 318,000 shares (including the 2009 funding of shares delivered in 2010) have been issued to the trustee and accounted for at cost, as treasury stock. At December 31, 2009 (prior to 2009 funding of shares delivered in 2010), approximately 176,000 of such shares are vested and remain in the respective active participants’ accounts.

Employee Stock Purchase Plan.  Since January 1, 2000, we have had a non-compensatory Employee Stock Purchase Plan (“ESPP”) for all eligible employees. All full-time and certain part-time employees who have completed two years of continuous service with us are eligible to participate. The ESPP was implemented through five annual offerings. The first annual offering commenced on January 1, 2000. On February 12, 2004 (effective January 1, 2004), our Board of Directors extended the ESPP for an additional eight annual offerings. Annual offerings commence and terminate on the respective year’s first and last calendar day. Under the ESPP, we are authorized to issue up to 2,700,000 shares of our common stock to our employees. Furthermore, under the terms of the ESPP, eligible employees can choose each year to have up to $25,000 of their annual earnings withheld to purchase our common stock. The purchase price of the stock is 85% of the lower of its beginning or end of the plan year market price.

Other Elements of Compensation and Perquisites

Medical Insurance.  We provide to each Named Executive Officer, the named executive officer’s spouse and children such health, dental and optical insurance as we may from time to time make available to our other executives of the same level of employment. This insurance requires an employee co-payment of the insurance premium.

Life and Disability Insurance.  We provide each named executive officer such disability and/or life insurance as we in our sole discretion may from time to time make available to our other executive employees of the same level of employment.

Automobile Allowance.  We provide some Named Executive Officers with an automobile allowance during the term of the his employment with us as we in our sole discretion may from time to time make available to our other executive employees of the same level of employment. In lieu of an automobile allowance, we lease an automobile for Thomas A. Cook.

Sporting Event Tickets.  We obtain season tickets for several Philadelphia sports teams. Although these tickets are intended to be used for entertaining clients, unused tickets are made available to employees, including the Named Executive Officers, for personal use.

Compensation Risks

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, the Nominating, Compensation and Stock Option Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. The Company has structured its compensation program so that certain employees are incentivized primarily on their ability to achieve revenue and profit objectives of the customer accounts under their supervision and generate new business. Additionally, to a lesser extent, incentive compensation is earned on the achievement of certain non-financial objectives such as recruiting and developing future management personnel, reviewing subordinate employees, maintaining good client relations and compliance with company operational reporting requirements. The Company believes that elements of this incentive policy may be subject to abuse. Specifically, the Company recognizes that incentivizing employees for new business generation could result in employees entering into agreements without conducting proper due diligences, including with respect to the creditworthiness of the other party. Similarly, employees may be tempted to rush to hire employees prior to their quarterly review in order to meet their recruitment goals. The Company also recognizes that managers may be tempted to give better performance reviews of their subordinates in order to boost the appearance of their own performance. Also, the Company recognizes that in preparing budgets upon which an employee will be reviewed, an employee may seek to be conservative in their estimates in order to more easily achieve his or her performance targets. The Company has carefully designed its compensation policies and practices to diminish the potential abuses inherent in such programs so as to avoid unnecessary risks to the Company and its stockholders.

Summary Compensation Table

The following table sets forth certain information regarding compensation paid or accrued during the Company’s prior two fiscal years to the Company’s Chief Executive Officer, Chief Financial Officer and the three highest paid executive officers whose total salary and bonus exceeded $100,000 in 2009 (the “Named Executive Officers”).

							Nonqualified
					Stock	Option	Deferred	All Other
Name and		Salary		Bonus	Awards	Awards	Compensation	Compensation
Principal Position(a)	Year(b)	($)(c)		($)(d)	($)(e)(7)	($)(f)(7)	Earnings ($)(h)	($)(i)	Total ($)(j)

Daniel P. McCartney	2007	$1,005,108	(1)	$0	$0	$0	$37,700	$18,705	$1,061,513
Chairman of the	2008	$1,024,437	(2)	$0	$0	$155,250	$38,423	$18,705	$1,081,565
Board and Chief	2009	$1,005,108	(3)	$0	$0	$103,500	$37,705	$18,705	$1,165,018
Executive Officer
Thomas A. Cook	2007	$1,011,000	(2)	$0	$7,625	$0	$37,933	$23,758	$1,079,956
President and Director	2008	$592,991	(4)	$0	$0	$155,250	$22,238	$26,659	$797,138
	2009	$252,750	(4)	$0	$0	$103,500	$9,485	$23,356	$389,091
Joseph F. McCartney	2007	$90,090		$61,906	$3,778	$0	$5,018	$33,222	$194,715
Division Vice	2008	$101,189		$32,323	$2,294	$62,100	$5,719	$33,026	$236,651
President and Director	2009	$102,597		$0	$4,587	$41,400	$3,863	$44,136 (6)	$196,583
Richard W. Hudson	2007	$247,669		$0	$377	$0	$9,298	$3,852	$261,196
Chief Financial Officer	2008	$400,369		$0	$934	$93,150	$15,022	$3,852	$513,327
and Secretary	2009	$440,492		$0	$0	$62,100	$16,524	$3,852	$522,968
Theodore Wahl	2007	$71,802		$26,053	$0	$0	$0	$10,000	$107,855
Executive Vice President	2008	$114,725		$0	$0	$12,420	$0	$8,711	$135,856
	2009	$190,249		$0	$0	$20,700	$16,696	$8,711	$236,356

(1)	Represents a base salary of $75,000 and 2.3% of 2006 reported income before income taxes ($40,723,000), all of which was paid in 2007.

(2)	Represents a base salary of $25,000 and 2.3% of adjusted 2007 reported income before income taxes ($43,454,000), all of which was paid in 2008.

(3)	Represents a base salary of $53,000 and 2.2% of 2008 reported income before income taxes ($43,275,000), all of which was paid in 2009.

(4)	During the 2008 second quarter, Mr. Cook’s duties as Chief Operating Officer were assumed by certain Senior and Divisional Vice Presidents. At such time, he ceased to be Chief Operating Officer. Mr. Cook’s 2008 compensation through June 30, 2008 was based on a criterion similar to that of Mr. Daniel McCartney. Effective July 1, 2008 his salary was fixed at an amount to reflect the amount of time he spends on Company business. Mr. Cook remains President and a member of the Board of Directors.

(5)	Includes automobile allowance, health insurance premiums paid by the Company and personal use of tickets for sporting events.

(6)	Includes health insurance premiums paid by the Company of $34,736 and an automobile allowance.

(7)	Amounts reflect the aggregate grant date fair value of option awards granted under either our ESPP or stock option plans computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. ESPP awards are value at the difference between the fair market value of the Company’s common stock at the award date and the respective ESPP purchase price. Options’ awards are valued utilizing the Black-Scholes-Merton option pricing model. A more detailed discussion of the assumptions of our ESPP and stock option plans may be found in Note 7 of the Notes to the Financial Statements in our Form 10-K for the year ended December 31, 2009.

Grant of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards made by us during the year ended December 31, 2009, to each of the Named Executive Officers.

Estimated Future Payouts
Under
Equity Incentive Plan Awards

				All Other Option		Grant Date
				Awards: Number	Exercise or	Fair Value of
				of Securities	Base Price	Stock and
		Date		Underlying	of Options	Option
	Grant	Award	Maximum	Options	Awards	Awards
Name	Date	Approved	(#)	(#)	($/Sh)	($)(4)

Daniel P. McCartney	1/05/2009	12/29/2008	—	25,000	$20.89	$103,500
Thomas A. Cook	1/05/2009	12/29/2008	—	25,000	$20.89	$103,500
Joseph F. McCartney	1/05/2009	12/29/2008	—	10,000	$20.89	$41,400
Richard W. Hudson	1/05/2009	12/29/2008	—	15,000	$20.89	$62,100
Theodore Wahl	1/05/2009	12/29/2008	—	5,000	$20.89	$20,700

Narrative Disclosure to Summary Compensation Table Grants of Plan-Based Awards Table

The Company has not entered into employment contracts with any of the named executive officers. No options or other equity-based awards were awarded during the fiscal year ended December 31, 2007. No previously granted options or other equity-based awards were re-priced or otherwise materially modified during the fiscal year ended December 31, 2009. As set forth above in the “Compensation Discussion and Analysis,” the Company believes that part of the compensation for the Named Executive Officers should be in the form of long-term equity grants so as to align the interests of the Named Executive Officers with the Company’s stockholders. In accordance with these objectives, Messrs. Daniel McCartney, Cook, Joseph McCartney, Hudson and Wahl received options to purchase 25,000, 25,000, 10,000, 15,000 and 5,000 shares, respectively. These options vest over five years to incentivize the Named Executive Officers to increase the long-term value of the Company and thereby increase the value of its common stock.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the outstanding equity awards of each of the Named Executive Officers as of December 31, 2009:

Option Awards
	Number of
	Securities
	Underlying
	Unexercised	Option
	Options (#)	Exercise	Option
	Exercisable	Price	Expiration
Name(a)	(b)(1)	($)(e)	Date(f)

Daniel P. McCartney	84,379	$3.7481	12/13/12
	84,379	$5.5259	12/26/13
	56,252	$9.1022	12/27/14
	37,500	$13.8067	12/30/10
	33,170	$3.0148	12/04/11
	135,581	$2.7407	12/04/11
	5,000	$20.8900	1/03/18
Thomas A. Cook	5,000	$20.8900	1/03/18
Richard W. Hudson	11,516	$9.1022	12/27/14
	15,000	$13.8067	12/30/10
	3,000	$20.8900	1/03/18
Joseph F. McCartney	33,754	$5.5259	12/26/13
	7,073	$3.7481	12/13/12
	22,501	$9.1022	12/27/14
	15,000	$13.8067	12/30/10
	2,000	$20.8900	1/03/18
Theodore Wahl	400	$20.8900	1/03/18
	1,200	$13.8067	12/30/10

(1)	All options were fully vested on December 31, 2009.

Option Exercises and Stock Vested for 2009

The following table sets forth information concerning the option exercises and stock vested of each of the Named Executive Officers during the year ended December 31, 2009:

	Option Awards
	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise
	(#)	($)
Name(a)	(b)	(c)

Thomas Cook	37,500	$213,499
Richard W. Hudson	1,397	$28,303

Nonqualified Deferred Compensation

The following table sets forth information concerning the non-qualified deferred compensation of each of the Named Executive Officers during the year ended December 31, 2009:

				Aggregate
	Executive	Registrant	Aggregate	Balance
	Contributions	Contributions	Earnings	at Last
	in Last FY	in Last FY	in Last FY	FYE
Name(a)	($)(b)	($)(c)	($)(d)	($)(f)

Daniel P. McCartney	150,766	37,705	480,858	2,107,319
Thomas A. Cook	37,913	9,485	23,705	1,549,565
Richard W. Hudson	66,074	16,524	44,651	332,113
Joseph F. McCartney	15,390	3,863	43,729	333,091
Theodore Wahl	28,537	16,696	25,370	80,507

Employee Stock Purchase Plan

Since January 1, 2000, we have had a non-compensatory Employee Stock Purchase Plan (“ESPP”) for all eligible employees. All full-time and certain part-time employees who have completed two years of continuous service with us are eligible to participate. The ESPP was implemented through eight annual offerings. The first annual offering commenced on January 1, 2000. On February 12, 2004 (effective January 1, 2004), our Board of Directors extended the ESPP for an additional eight annual offerings. Annual offerings commence and terminate on the respective year’s first and last calendar day. Under the ESPP, we are authorized to issue up to 2,700,000 shares of our common stock to our employees. Furthermore, under the terms of the ESPP, eligible employees can choose each year to have up to $25,000 of their annual earnings withheld to purchase our common stock. The purchase price of the stock is 85% of the lower of its beginning or end of the plan year market price.

Directors’ Compensation

Directors who are also our employees are not separately compensated for their service as directors. Our non-employee directors received the following aggregate amounts of compensation for the year ended December 31, 2009:

	Fees Earned or	Option
	Paid in Cash	Awards	Total
Name(a)	($)	($)(5)(6)	($)

John M. Briggs(1)	47,500	20,659	$68,159
Robert L. Frome(2)	3,000	20,659	$23,659
Robert J. Moss(3)	9,000	20,659	$29,659
Dino D. Ottaviano(4)	10,500	20,659	$31,159

(1)	Mr. Briggs had vested options to purchase 20,943 shares of common stock outstanding as of December 31, 2009.

(2)	Mr. Frome had vested options to purchase 34,774 shares of common stock outstanding as of December 31, 2009.

(3)	Mr. Moss had vested options to purchase 18,737 shares of common stock outstanding as of December 31, 2009.

(4)	Mr. Ottaviano had had vested options to purchase 998 shares of common stock outstanding as of December 31, 2009.

(5)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the grant date fair value of option grants made to each director during the 2009 fiscal year. The fair value was estimated using the Black-Scholes-Merton option pricing model in accordance with FASB ASC Topic 718.

(6)	All stock option awards granted in 2009 become vested and exercisable ratably over a five year period on each yearly anniversary date of the option grant.

Directors’ Fees

Up to March 31, 2009, the Company paid each director who is not an employee of the Company $500 for each regular or committee meeting of the Board of Directors attended. Mr. Briggs received a quarterly retainer of $9,000 in respect to his chairmanship of the Audit Committee and serving as the Audit Committee Financial Expert. Mr. Frome bills the Company at his customary rate for time spent on behalf of the Company (whether as a director or in performance of legal services for the Company) and is reimbursed for expenses incurred in attending directors’ meeting. Effective April 1, 2009, the Company paid each director who is not an employee of the Company $1,000 for each regular or committee meeting of the Board of Directors attended.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s Directors, executive officers and 10% shareholders to file with the Securities Exchange Commission (“SEC”) and the NASDAQ Stock Market, LLC initial reports of ownership and reports of changes in ownership of the Company’s Common Stock. Directors and executive officers are required to furnish the Company with copies of all Section 16(a) reports which they file.

To the Company’s knowledge, based solely on review of the copies of these reports furnished to the Company and written representations that no other reports were required, during 2009 all Section 16 (a) filing requirements applicable to its Directors and executive officers were complied with.

Sarbanes-Oxley Act Compliance

Sarbanes-Oxley sets forth various requirements for public companies and directs the SEC to adopt additional rules and regulations.

Currently, the Company believes it is in compliance with all applicable laws, rules and regulations arising from Sarbanes-Oxley. The Company intends to comply with all rules and regulations adopted by the SEC pursuant to Sarbanes-Oxley no later than the time they become applicable to the Company.

AUDIT COMMITTEE REPORT

The members of the Audit Committee from January 1, 2009 to December 31, 2009 were Messrs. John M. Briggs and Robert J. Moss. Additionally, Mr. Barton D. Weisman had served as a member of the audit committee for the period January 1, 2009 through May 18, 2009. Mr. Weisman was replaced on the Audit Committee effective May 19, 2009 by Mr. Dino Ottaviano, who served as a member through December 31, 2009. The Audit Committee met six times during the fiscal year. The Audit Committee is responsible for the appointment of the Independent Auditors for each fiscal year, recommending the discharge of the Independent

Auditors to the Board and confirming the independence of the Independent Auditors. It is also responsible for: reviewing and approving the scope of the planned audit, the results of the audit and the Independent Auditors’ compensation for performing such audit; reviewing the Company’s audited financial statements; and reviewing and approving the Company’s internal accounting controls and disclosure procedures, and discussing such controls and procedures with the Independent Auditors.

The Audit Committee adopted an Amended and Restated Audit Committee Charter on February 12, 2004, a copy of which is available on the Company’s website at www.hcsgcorp.com.

The Company’s Independent Auditors are responsible for auditing the financial statements, as well as auditing the Company’s internal controls over financial reporting. The activities of the Audit Committee are in no way designed to supersede or alter those traditional responsibilities. The Audit Committee’s role does not provide any special assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the Independent Auditors.

In connection with the audit of the Company’s financial statements for the year ended December 31, 2009, the Audit Committee met with representatives from Grant Thornton LLP, the Company’s Independent Auditors, and the Company’s internal auditor. The Audit Committee reviewed and discussed with Grant Thornton LLP and the Company’s internal auditor, the Company’s financial management and financial structure, as well as the matters relating to the audit required by the Public Company Accounting Oversight Board Auditing Standard.

The Audit Committee and Grant Thornton LLP also discussed Grant Thornton LLP’s independence. In November, 2009, the Audit Committee received from Grant Thornton LLP the written disclosures and the letter regarding Grant Thornton LLP’s independence required by Public Company Accounting Oversight Board rule 3526.

In addition, the Audit Committee reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 31, 2009, as well as management’s assessment of internal controls over financial reporting.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the Company’s financial statements audited by Grant Thornton LLP, as well as the audit of the Company’s internal controls over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

AUDIT COMMITTEE
John M. Briggs, Chairman
Robert J. Moss
Dino Ottaviano

NOMINATING, COMPENSATION AND STOCK OPTION COMMITTEE REPORT

The compensation of the Chief Executive Officer of the Company is determined by the Nominating, Compensation and Stock Option Committee. Such Committee’s determinations regarding such compensation are based on a number of factors including, in order of importance:

•	Consideration of the operating and financial performance of the Company, primarily its income before income taxes during the preceding fiscal year, as compared with prior operating periods;

•	Attainment of a level of compensation designed to retain a superior executive in a highly competitive environment; and

•	Consideration of the individual’s overall contribution to the Company.

In consultation with the Chief Executive Officer of the Company, the Nominating, Compensation and Stock Option Committee develops guidelines and reviews the compensation and performance of the other executive officers of the Company, as well as any management fees paid by the Company for executive services, and sets the compensation of the executive officers of the Company and/or any management fees paid by the Company for executives services. In addition, the Nominating, Compensation and Stock Option Committee makes recommendations to the Board of Directors with respect to incentive-compensation plans and equity-based plans, and establishes criteria for the granting of options in accordance with such criteria; and administers such plans. The Nominating, Compensation and Stock Option Committee reviews major organizational and staffing matters. With respect to director compensation, the Nominating, Compensation and Stock Option Committee designs a director compensation package of a reasonable total value based on comparisons with similar firms and aligned with long-term shareholder interests. Finally, the Nominating, Compensation and Stock Option Committee reviews director compensation levels and practices, and may recommend, from time to time, changes in such compensation levels and practices to the Board of Directors, with equity ownership in the Company encouraged. The Nominating, Compensation and Stock Option Committee’s charter provides that the Committee shall have the authority to obtain advice and seek assistance from internal and external legal, accounting and other advisors.

The Nominating, Compensation and Stock Option Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

NOMINATING, COMPENSATION AND STOCK OPTION COMMITTEE
John M. Briggs, Chairman
Robert J. Moss

Compensation Committee Interlocks and Insider Participation

No member of the Nominating, Compensation and Stock Option Committee was an officer or employee of the Company or any subsidiary of the Company during the fiscal year ended December 31, 2009. No member of such Committee was a member of the compensation committees of another entity during the fiscal year ended December 31, 2009. None of our executive officers was a member of such Committee, or a director, of another entity during fiscal 2009. There were no transactions between any member of the Nominating, Compensation and Stock Option Committee and the Company during the fiscal year ended December 31, 2009 requiring disclosure pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

Certain Relationships and Related Party Transactions

The Company’s Audit Committee is responsible for reviewing and approving all related party transactions involving the Company and any director, executive officer, other employee or family member thereof. The Audit Committee does not have a formal written policy which sets forth its policies and procedures with respect to reviewing a related party transaction. The Audit Committee, however, will not approve any transaction unless the transaction is on terms comparable to those available to unaffiliated third parties and have terms reasonably expected to benefit the Company.

Mr. Barton D. Weisman, a director of the Company until May 19, 2009, has an ownership interest in ten nursing homes that have entered into service agreements with the Company. During the year ended December 31, 2009, these agreements resulted in gross revenues of approximately $3,525,000 to the Company (less than 1% of the Company’s total revenues). Management believes that the terms of each of the transactions with the nursing homes described herein are comparable to those available to unaffiliated third parties.

Mr. James Cook, the brother of Thomas Cook (a director of the Company, as well as its President), has an ownership interest in four nursing homes that have entered into service agreements with the Company. During the year ended December 31, 2009, these agreements resulted in gross revenues of approximately $1,700,000 to the Company (less than 1% of the Company’s total revenues). During the year ended December 31, 2008, the entity that owns these nursing homes filed for bankruptcy. In accordance with the Company’s policy of reserving for such, the Company recorded a bad debt provision of $1,666,000 in its allowance for doubtful accounts. Such entity has accounts and notes receivable due to the Company of $791,000 (net of reserves).

Mr. Bryan McCartney, the brother of Daniel McCartney (Chairman of the Board and the Company’s Chief Executive Officer) and Joseph McCartney (Divisional Vice President and Director), is employed by the Company as a Senior Vice President. Bryan McCartney’s compensation earned as salary from the Company during fiscal year 2009 was approximately $593,000. Additionally, Bryan McCartney earned compensation of approximately $22,000 and $15,000 from the value realized on Deferred Compensation Plan contributions made on his behalf by the Company and his participation in the Company’s Employee Stock Purchase Plan, respectively. All of such compensation earned by Bryan McCartney is in accordance with the Company’s compensation plan for all management personnel in similar positions.

Mr. Kevin McCartney, the brother of Daniel McCartney and Joseph McCartney, is employed by the Company as a Divisional Vice President. Kevin McCartney’s compensation earned from the Company during fiscal year 2009 was approximately $152,000. Additionally, Kevin McCartney earned compensation of approximately $3,000 and $2,000 from the value realized on Deferred Compensation Plan contributions made on his behalf by the Company and his participation in the Company’s Employee Stock Purchase Plan. All of such compensation earned by Kevin McCartney is in accordance with the Company’s compensation plan for all management personnel in similar positions.

Mr. Timothy McCartney, Esq., the brother of Daniel McCartney and Joseph McCartney, is employed by the Company as a Corporate Counsel. Timothy McCartney’s compensation earned from the Company during fiscal year 2009 was approximately $191,000. Additionally, Timothy McCartney earned compensation of approximately $2,000 and $3,000 from the value realized on Deferred Compensation Plan contributions made on his behalf by the Company and his participation in the Company’s Employee Stock Purchase Plan. Management believes that the compensation earned by Timothy McCartney is comparable to the compensation the Company would pay to a non-relative employee in a similar position.

Mr. Stephen Newns, the brother-in-law of Daniel McCartney and Joseph McCartney, is employed by the Company as a Regional Manager. Mr. Newns’ compensation earned from the Company during fiscal year 2009 was approximately $126,000 (of which approximately $28,000 represents the value realized on the exercise of stock options). Additionally, Mr. Newns earned compensation of approximately $2,000 and $1,000 from the value realized on Deferred Compensation Plan contributions made on his behalf by the Company and his participation in the Company’s Employee Stock Purchase Plan. All of such compensation earned by Mr. Newns is in accordance with the Company’s compensation plan for all management personnel in similar positions.

Procedures for Contacting Directors

The Board of Directors has established a process for shareholders to send communications to the Board of Directors. Shareholders may communicate with the Board generally or a specific director at any time by writing to: Healthcare Services Group, Inc., 3220 Tillman Drive, Suite 300, Bensalem, PA 19020, Attention: Investor Relations. The Company reviews all messages received, and forwards any message that reasonably appears to be a communication from a shareholder about a matter of shareholder interest that is intended for communication to the Board of Directors. Communications are sent as soon as practicable to the director to whom they are addressed, or if addressed to the Board of Directors generally, to the chairman of the Nominating, Compensation and Stock Option Committee. Because other appropriate avenues of communication exist for matters that are not of shareholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of shareholder interest are not forwarded to the Board of Directors.

PROPOSAL NO. 2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The accounting firm of Grant Thornton LLP was selected by the Audit Committee of the Board as the Independent Auditors of the Company for the fiscal year ending December 31, 2009. Said firm has no other relationship to the Company. The Board recommends the ratification of the selection of the firm of Grant Thornton LLP to serve as the Independent Auditors of the Company for the year ending December 31, 2010. A representative of Grant Thornton LLP, which has served as the Company’s Independent Auditors since December 1992, will be present at the forthcoming shareholders’ meeting with the opportunity to make a statement if he so desires and such representative will be available to respond to appropriate questions. The approval of the proposal to ratify the appointment of Grant Thornton LLP requires the affirmative vote of a majority of the votes cast by all shareholders represented and entitled to vote thereon. An abstention or withholding of authority to vote, therefore, will not have the same legal effect as an “against” vote and will not be counted in determining whether the proposal has received the required shareholder vote. However, brokers that do not receive instructions on this proposal are entitled to vote for the selection of the independent registered public accounting firm.

Fees billed to Company by Grant Thornton LLP during fiscal year 2009:

Audit Fees: Audit fees billed to the Company by Grant Thornton LLP during the Company’s 2009 fiscal year and 2008 fiscal year for audit of the Company’s annual financial statements, reviews of those financial statements included in the Company’s quarterly reports on Form 10-Q, and auditing of the Company’s internal controls over financial reporting totaled approximately $734,000 and $696,000, respectively.

Audit Related Fees: Audit related fees billed to the Company by Grant Thornton LLP were approximately $34,000 and $35,000 in the Company’s 2009 and 2008 fiscal years, respectively. Such fees were primarily for assurance and related services related to employee benefit plan audits, and special procedures required to meet certain regulatory filings’ requirements.

Tax Fees: Tax fees billed by Grant Thornton LLP for tax compliance, tax advice and tax planning totaled approximately $18,000 and $24,000 for the 2009 and 2008 fiscal years, respectively.

All Other Fees: There were no other fees billed to the Company by Grant Thornton LLP in either the 2009 or 2008 fiscal years

OTHER MATTERS

So far as is now known, there is no business other than that described above to be presented for action by the shareholders at the meeting, but it is intended that the proxies will be exercised upon any other matters and proposals that may legally come before the meeting, or any adjournment or postponement thereof, in accordance with the discretion of the persons named therein.

DEADLINE FOR SHAREHOLDER PROPOSALS

To the extent permitted by law, any shareholder proposal intended for presentation at next year’s annual shareholders’ meeting must be received in proper form at the Company’s principal office no later than December 6, 2010.

In accordance with and to the extent covered by Rule 14a-4(c)(1) of the Exchange Act, if the Company is not notified of a shareholder proposal by February 19, 2011, such proposal will not be included in the proxy statement for the next year’s annual shareholders’ meeting and the Company will be permitted to use its discretionary authority in respect thereof.

ANNUAL REPORT

The 2009 Annual Report to Shareholders, including financial statements, is being mailed herewith. If you do not receive your copy, please advise the Company and another will be sent to you. Certain information contained in our Annual Report on Form 10-K for the year ended December 31, 2009, filed on February 16, 2010, is incorporated by reference to this proxy statement.
By Order of the Board of Directors,
Daniel P. McCartney
Chairman and
Chief Executive Officer

Dated:	Bensalem, Pennsylvania
April 5, 2010

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the Securities and Exchange Commission, may be obtained without charge by any shareholder of record on the record date upon written request addressed to: Secretary, Healthcare Services Group, Inc., 3220 Tillman Drive, Suite 300, Bensalem, PA 19020 or by visiting the Company’s website at www.hcsgcorp.com.

ANNUAL MEETING OF SHAREHOLDERS OF HEALTHCARE SERVICES GROUP, INC. May 25, 2010 Important Notice Regarding the Availability of Proxy Materials for the Stockholders meeting to be held on May 25, 2010 The proxy statement and annual report to shareholders are available under “2010 Proxy Materials” at www.proxydocs.com/hcsg Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach and mail in the envelope provided. 20730000000000000000 5 052510 Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. TO ELECT SEVEN DIRECTORS; O Daniel P. McCartney O Joseph F. McCartney O Robert L. Frome O Thomas A. Cook O Robert J. Moss O John M. Briggs O Dino D. Ottaviano 2. To approve and ratify the selection of Grant Thornton LLP as the independent registered public accounting firm of the Company for its current fiscal year ending December 31, 2010. 3. To consider and act upon such other business as may properly come before the meeting and any adjournment or postponment. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

HEALTHCARE SERVICES GROUP, INC. PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS TO BE HELD AT THE RADISSON HOTEL PHILADELPHIA NORTHEAST, 2400 OLD LINCOLN HIGHWAY, TREVOSE, PA 19053 ON MAY 25, 2010 AT 10:00 A.M. The undersigned, revoking all previous proxies, hereby appoints Daniel P. McCartney and Thomas A. Cook or either of them, attorneys and proxies with full power of substitution and with all the powers the undersigned would possess if personally present, to vote all shares of HEALTHCARE SERVICES GROUP, INC. owned by the undersigned at the Annual Meeting of Shareholders of said corporation to be held at the place set forth above, and at any adjournment or postponement thereof, in the transaction of such business as may properly come before the meeting or any adjournment or postponement thereof, all as more fully described in the Proxy Statement, and particularly to vote as designated on the reverse side. THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THIS PROXY. IF NO DIRECTION IS MADE THEY WILL BE VOTED FOR THE ELECTION OF THE NOMINATED DIRECTORS AND FOR RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ALL AS RECOMMENDED IN THE PROXY STATEMENT, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES OR PROXY ON ANY OTHER BUSINESS TRANSACTED AT THE ANNUAL MEETING. (Continued and to be signed on the reverse side.) 14475